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                                                                   EXHIBIT 12.1
                     CHANCELLOR RADIO BROADCASTING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                            YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------
                                                                      1994           1995            1996
                                                                  -----------     -----------    -----------
Fixed Charges:
   Interest expense ..........................................    $     5,247     $    18,115    $    35,704
   Implicit interest in rent .................................             76             276          1,100
   Preferred stock dividends and accretion ...................             --              --         19,262
                                                                  -----------     -----------    -----------
         Total fixed charges and preferred stock dividends
           and accretion .....................................    $     5,323     $    18,391    $    56,066
                                                                  ===========     ===========    ===========

   Earnings before provision for income taxes ................    $     1,876     $   (7,731)    $     1,897
   Preferred stock dividends and accretion ...................             --              --        (19,262)
   Fixed charges and preferred stock dividends and accretion .          5,323          18,391         56,066
                                                                  -----------     -----------    -----------
         Earnings, as defined ................................    $     7,199     $    10,660    $    38,701
                                                                  ===========     ===========    ===========

Ratio of earnings to fixed charges and preferred stock
   dividends and accretion ...................................           1.35              --             --
                                                                  ===========     ===========    ===========

Deficiency of earnings to fixed charges and preferred
   stock dividends and accretion..............................    $        --     $     7,731    $    17,365
                                                                  ===========     ===========    ===========
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